Prospectus Supplement No. 8 (to Prospectus dated December 19, 2025)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-291599

11,111,116 Shares

Common Stock

This prospectus supplement updates and supplements the prospectus dated December 19, 2025, as supplemented or amended from time to time (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-291599). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 5, 2026 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus relates to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to 11,111,116 shares of Common Stock, par value $0.0001 per share (the “Common Stock”) of Firefly Aerospace Inc. (“Firefly Aerospace”) that were received by such Selling Securityholders as consideration in connection with Firefly Aerospace’s acquisition of SciTec Innovations, LLC, a Delaware limited liability company.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is listed on the Nasdaq Global Market under the symbol “FLY”. On June 4, 2026, the closing price of our Common Stock was $41.33 per share.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 9 of the Prospectus, and under similar headings in any further amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 5, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 04, 2026

Firefly Aerospace Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-42789	81-5194980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2203 Scottsdale Drive
Leander, Texas		78641
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 512 893-5570

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	FLY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

Firefly Aerospace Inc. (the “Company”) held its annual meeting of stockholders (the “Annual Meeting”) on June 4, 2026. The matters voted upon by the Company’s stockholders at the Annual Meeting and the voting results for each proposal are set forth below. Voting results are, when applicable, reported by rounding fractional share voting down to the nearest round number.

Proposal 1: Election of Directors

Name of Director Nominee	For	Withheld	Broker Non-Votes
Jason Kim	90,751,983	6,123,118	21,518,588
Kevin McAllister	88,953,164	7,921,937	21,518,588

Each director nominee was duly elected to serve a three-year term expiring at the 2029 annual meeting of stockholders and until his respective successor is duly elected and qualified, subject to earlier death, resignation or removal.

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

For	Against	Abstain	Broker Non-Votes
118,104,954	240,804	47,931	—

The Company’s stockholders ratified the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIREFLY AEROSPACE INC.

Date: June 5, 2026	By:	/s/ Darren Ma
Darren Ma
Chief Financial Officer